Exhibit 10.13

MASTER SERVICE AGREEMENT

FOR NETWORK SERVICES

MSA No:

This MASTER SERVICE AGREEMENT is entered into by and between the below named Customer and Masergy Communications, Inc., a Delaware corporation (“MASERGY”) (each referred to as a “Party” or collectively referred to as the “Parties”) as of                                         , 201     (the “Effective Date”), and establishes the terms and conditions under which MASERGY will provide network services to Customer. As used in this Master Service Agreement, the term “Services” shall apply to any and all voice, video and data network services provided by MASERGY to Customer, whether provided over MASERGY’s own network or through resale, including but not limited to the provision of equipment, cabling, circuits, facilities, systems and software.

Customer:______________________________________________________________________________

State of Incorporation:____________________________________________________________________

Principal Place of Business Address:	Address for Notices:

Attn: Fax: Email:

1.	Services and Service Orders.

1.1.

The Parties anticipate that Customer may, at Customer’s sole discretion, subscribe to Services supplied by MASERGY, using written forms or electronic documents specified by MASERGY. For each of the specific Services to which Customer subscribes, Customer will (i) execute an attachment to this Master Service Agreement describing the Services in detail and setting forth the price, minimum duration of Service, and any Service-specific terms and conditions (hereinafter a “Service Order Form”), or (ii) assent to the terms of an electronic document delivered to Customer by MASERGY containing information set forth in the Service Order Form. Customer consents to the use of electronic documents and records in connection with the performance of this Master Service Agreement and delivery of the Services by MASERGY. Each Service Order Form shall be attached to this Master Service Agreement and be identified by consecutive letters of the alphabet or numbers. A Service Order Form shall be effective upon execution of the Service Order Form by both Parties; provided, however, that MASERGY reserves the right to reject a Service Order Form without liability at any time prior to acceptance by MASERGY. MASERGY shall accept a Service Order Form: (a) in writing by execution of the Service Order Form; (b) by taking any action to install the Service in reliance upon the Service Order Form; or (c) by delivery of Service. Unless otherwise specified, the Service Order Form does not include applicable Taxes (as defined in Section 3.6), duties, or similar fees that may be imposed by any government. No term or condition hereof shall be modified except by written agreement of both Parties. As used in this document, the word “Agreement” shall apply to all promises, terms and conditions of the Parties contained in this Master Service Agreement, any Service Order Form(s), the AUP, the Terms of Service, the Privacy Policy

and any applicable SLAs (as each is defined or identified herein). The Agreement shall supersede any and all prior agreements or understandings with respect to the Service described therein and comprise the full and final agreement of the Parties. In the event of any conflict between the various documents included in the Agreement, the provisions of the Service Order Form shall in all respects govern and control, followed by, in order, the provisions of this Master Services Agreement, the SLA, the AUP, the Terms of Service, and the Privacy Policy (as those terms are defined herein).

1.2.

If a Service Order Form is accepted by MASERGY, MASERGY agrees to provide the Service in accordance with this Agreement. MASERGY may use contractors in providing the Services and otherwise use third parties, including, without limitation, affiliates of MASERGY, and assign rights to bill and collect fees due under this Agreement.

1.3.

Upon Customer’s request, MASERGY shall provide Customer with service credits in accordance with the then-current Service Level Agreements (“SLAs”), which are incorporated herein by reference and available at www.masergy.com, under Solutions. MASERGY reserves the right to amend the SLAs, from time to time, effective upon posting of the revised SLAs at its web site or by other notice delivered to Customer by MASERGY using contact information most recently provided to MASERGY by Customer. Outages attributable to Customer-ordered local access circuits shall not be included in the calculation of Service unavailability. In the event of an outage that MASERGY determines is attributable to the Customer-ordered local access circuit, such outage will be referred back to the Customer.

1.4.

MASERGY may substitute, change, or rearrange any equipment, facility, or system used in providing Services from time to time but shall not thereby alter the technical parameters of the Services provided in any adverse material manner.

1.5.

IP Addresses assigned from a MASERGY net-block are non-portable. In the event Customer or MASERGY should terminate Service, any and all IP address space allocated by MASERGY must be returned to MASERGY, and Customer’s right to use such allocated address space shall terminate.

1.6.

All use of the Services must comply with the then-current version of MASERGY’s Acceptable Use Policy (“AUP”), which is incorporated herein by this reference and is available at www.masergy.com under Policies. MASERGY reserves the right to amend the AUP from time to time, effective upon posting of the revised AUP at its web site or by other notice to Customer.

2.	Term.

2.1.

This Agreement shall be effective as of the Effective Date and shall continue through the expiration of the last Service Order Form(s) that is in effect under this Agreement, unless earlier terminated as provided herein (hereafter the “Term”). The Initial Term of a particular Service shall mean the minimum term of Service set forth in the Service Order Form, beginning as of the Commencement Date of such Service, as set forth in Section 3.3. Unless a Party provides the other Party with written notice, as per the notice provisions of Section 15, not less than sixty (60) days prior to the expiration of the Initial Term or any subsequent renewal term that it intends not to renew the Service, the Service shall automatically renew in increments of one year (each an “Extension Term”).

2.2.

Any termination of this Agreement shall not relieve Customer of its obligation to pay any charges incurred hereunder prior to such termination, including without limitation, termination liabilities arising under Section 6. Sections 3, 4.6, 6-9, and 11-17 of this Agreement and the Parties’ rights and obligations hereunder, which by their nature would extend beyond the termination, cancellation or expiration of this Agreement, shall survive such termination, cancellation or expiration.

3.	Rates and Payments.

3.1.

Customer shall pay MASERGY for all charges associated with the Services at the rates and currency set forth in the Service Order Form. Following the Initial Term of such Service Order Form, MASERGY may change rates upon ninety (90) days written notice to Customer. Notwithstanding the foregoing, MASERGY may increase rates upon five (5) days written notice, via electronic mail, to Customer for calls terminated to the public switched telephone network (PSTN) (“Off-net”). Service charges shall be invoiced monthly in advance, except for charges that are dependent upon usage of Service, which shall be billed in arrears.

3.2.

Customer is responsible for any additional charges, over and above the standard Non-Recurring Charges, set forth in the Service Order Form, required to complete the construction or provisioning of any local access facilities (“Start-up Charge”), to be agreed to and invoiced upon Customer’s approval of such additional charges. MASERGY is not responsible for any delay in the Commencement Date caused by delays in approvals by Customer or third parties.

3.3.

The Customer may specify the Customer’s desired Service delivery date during the Service order process. The Parties agree that an individual site’s Initial Term and billing shall start on the Commencement Date which is defined as the date a functioning circuit is prepared to route IP packets from a MASERGY hub to an individual Customer site/building point of demarcation. Customer is responsible for all Recurring Charges and all Non-Recurring Charges specified in the Service Order Form from and after the Commencement Date. Recurring Charges will be prorated for the first and last month of the Agreement if Service is not provided for a complete month. MASERGY will order all telco lines required for local access to the designated building point of demarcation, unless otherwise agreed to by the Parties. Customer is responsible for the installation, maintenance, and warranty of circuit extension work or line extensions, and the Customer is responsible for any charges associated with such circuit extension work or line extensions. If requested by the Customer, MASERGY will request the Local Exchange Carrier (LEC) or other third party provider to extend the circuit from the designated building point of demarcation to the extended delivery point; provided, however, that in some cases MASERGY may not be able to provide the line extension. Customer may be billed separately by MASERGY or by a third party for fees associated with facilities construction or line extensions, if applicable.

3.4.

All amounts owed by Customer are due and payable upon receipt of MASERGY’s invoice and shall be past due thirty (30) days after Customer’s receipt of the invoice; provided that, if MASERGY sends an invoice to Customer by electronic mail, it shall be deemed to have been received on the date sent. A late charge shall be added to Customer’s past due balance equivalent to the lesser of 1.5% per month or the maximum rate permitted by law. If Customer requires that a separate billing entity be billed for Services, for proper accounting of value-added taxes or otherwise, MASERGY must be notified at the time the Service Order Form is executed or via other advance written notice as to which billing entity and address Customer would like MASERGY to bill. If MASERGY is not given such notice, MASERGY shall bill Customer at the address first set forth in this Agreement or such other billing address that has been previously provided to MASERGY in writing. Notwithstanding the failure of Customer to comply with such notice requirement, MASERGY shall revise an invoice to correct errors in invoicing the correct billing entity upon the written request of Customer, solely provided such written request is received within sixty (60) days of the date of such invoice.

3.5.

If Customer elects to relocate or otherwise change the place that Services are delivered after commencement of the installation of facilities, Customer shall pay any disconnection, early cancellation or termination charges incurred by MASERGY for the original location and installation charges for the new location. Customer will provide written notification to MASERGY (i.e. electronic mail to disconnect@masergy.com, or by letter) authorizing MASERGY to disconnect the old location following the move.

3.6.

Other than taxes on MASERGY’s net income, Customer will be responsible for payment of all taxes, fees, charges, surcharges, or withholdings of any nature imposed by any U.S. or foreign taxing or government authority based on the provision, sale or use of the Services (hereafter “Taxes”). MASERGY shall also maintain the ability to assess Customer a reasonable regulatory administrative recovery fee to recover administrative and other expenses incurred by MASERGY related to complying with its collection of Taxes and compliance with related regulations. All charges, fees, or quotations for Services are net of applicable Taxes. If Customer is required by law to make any deduction or withholding from any payment due hereunder to MASERGY, then the gross amount payable by Customer to MASERGY will be increased so that, after any such deduction or withholding for Taxes, the net amount received by MASERGY will not be less than MASERGY would have received had no such deduction or withholding been required.

3.7.

If Customer disputes any portion of a MASERGY invoice, Customer must pay the undisputed portion of the invoice, and submit a written claim to billing@masergy.com regarding the disputed amount and setting forth the particulars thereof. All claims must be submitted to MASERGY within sixty (60) days of the date printed on the invoice giving rise to the claim.

3.8.

Customer shall provide MASERGY with credit information as requested, and delivery of Service is subject to credit approval. Customer hereby consents to MASERGY’s retrieval of credit information, regarding Customer, from third parties. MASERGY may require Customer to make a deposit or pre-payment reasonably acceptable to MASERGY as a condition to MASERGY’s acceptance or continued provisioning of any Service Order Form, or as a condition to MASERGY’s continuation of Service. MASERGY shall hold, without any responsibility for paying Customer interest on any amounts held, any deposit or pre-payment provided by Customer under this Section as security for payment of Customer’s charges. At such time as the provision of Service to Customer is terminated, the amount of the deposit or pre-payment will be credited to Customer’s account, and any credit balance, which may remain, will be refunded.

4.	Service Control Center

4.1.

MASERGY’s Service Control Center (“Portal”) is a web based feature that allows Customer’s authorized users to view current network performance, to make modifications to current Services, and to add additional Services.

4.2.	Customer must designate Customer’s Authorized Portal Users into one of the following two (2) categories;

4.2.1.	Administrative User, a user with full access to Customer’s records with the authority to view network usage, prioritize applications, add, modify, or delete Services, or

4.2.2.	Guest User, a user with view or read only capabilities.

4.3.

Customer agrees to use MASERGY’s Portal and any additional electronic or web-based services offered by MASERGY in the future in accordance with this Agreement. Customer agrees that the person using Customer’s Portal username and password is an Authorized User and has the capacity and authority to make modifications that may increase or decrease the Customer’s monthly recurring fees electronically on behalf of Customer. The Portal will not allow an Administrative User to reduce the monthly billing below the original contracted amount. Customer’s password security is the responsibility of the Customer.

4.4.

MASERGY will confirm any additional Service orders by email to the Customer’s username. MASERGY may change, modify and/or alter at any time the information or Portal functionality to which Customer will have access through the Portal. MASERGY may amend or terminate the Portal access upon written notice as per Section 15 of this Agreement.

4.5.

Customer shall be responsible for the confidentiality and use of Customer’s username, password, and other security data, methods and devices. Customer understands that Customer shall be solely responsible for all information or orders (which shall include the submission of trouble tickets) electronically transmitted, or use of any data, information, or services obtained, using Customer’s username, password, and other security data.

4.6.

Customer agrees not to use MASERGY’s Portal except as authorized, and not to make it available to any third parties. Customer agrees that its use of MASERGY’s Portal shall be consistent with, MASERGY’s Terms of Use, Acceptable Use Policy, and the terms of the Privacy Policy located on MASERGY’s web site. Customer shall immediately notify MASERGY if there is any unauthorized use of Customer’s passwords and other security data or any use inconsistent with the terms of this Agreement including, MASERGY’s Terms of Use, Acceptable Use Policy, or the terms of the Privacy Policy. UNLESS DUE TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF MASERGY, MASERGY SHALL NOT BE RESPONSIBLE OR OBLIGATED FOR ANY COST, FEES, EXPENSES OR LIABILITIES ACCRUING AS A RESULT OF ANY UNAUTHORIZED USE OF CUSTOMER’S PASSWORD OR OTHER SECURITY DATA PRIOR TO RECEIVING WRITTEN NOTICE OF THE UNAUTHORIZED USE FROM CUSTOMER.

5.	MASERGY Equipment, Access.

5.1.

Customer shall be liable for any damages to MASERGY’s equipment, facility, or system caused by: (a) negligent or willful acts or omissions of Customer or attributable to Customer; or (b) malfunction or failure of any equipment or facility provided by Customer or its, agents, employees or suppliers. Customer shall remove any existing hazardous materials or condition prior to any construction or installation work being performed by MASERGY on Customer’s premises.

5.2.

Customer shall be responsible for obtaining any reasonably necessary access and right-of-way to Customer’s premises to the extent reasonably determined by MASERGY to be appropriate to the provision and maintenance of Services, equipment, facilities, and systems hereunder. Upon request, Customer will provide an out-of-band telephone connection from the public switched telephone network (PSTN) to be connected to a modem, provided by MASERGY, to allow access to the Services provided under this Agreement for testing/configuration purposes.

5.3.

Customer shall use reasonable measures to ensure that any facility or equipment of MASERGY located at a Customer’s premises is not rearranged, moved, removed, disconnected, altered, or repaired without MASERGY’s prior written consent. Customer shall not create or allow any liens or other encumbrances to be placed on any MASERGY equipment, facility or system arising from any act, transaction or circumstance relating to Customer.

5.4.

All equipment provided by MASERGY will remain the property of MASERGY and must be returned to MASERGY, in substantially the same condition (normal wear and tear excepted), in the event of Service termination. Upon Service termination, MASERGY reserves the right to invoice Customer for the current list price of the equipment; provided, however, if the equipment is returned to MASERGY as provided above, MASERGY shall credit Customer’s account for the amount invoiced for said equipment. If the equipment is returned to MASERGY in poor condition or missing pieces, a credit equal to the difference between the current list price of the equipment and the reconditioned price will be applied to Customer’s account. If Customer fails to return the equipment, Customer will own the equipment and will be responsible for any required maintenance.

6.	Termination/Remedies.

6.1.

Each of the following events shall be deemed a “Default” under this Agreement, and the non-defaulting Party may terminate this Agreement or suspend Service upon: (a) any failure of Customer to pay any undisputed amounts as provided in this Agreement; (b) any material breach by the defaulting Party of this Agreement; (c) any insolvency, bankruptcy, assignment for the benefit of creditors, appointment of a trustee or receiver or similar event with respect to Customer; provided, however, that MASERGY will not terminate or suspend Service unless a Default of Customer continues for more than thirty (30) days after written notification, as per the notice provisions of Section 15, to Customer, or ten (10) days after written notice, as per the notice provisions of Section 15, in the case of failure to pay money. Notwithstanding the foregoing, Customer shall also be in Default, and MASERGY shall have the right to immediately terminate or suspend Service upon any violation by Customer of an applicable law, rule or regulation affecting the use of the Service or performance under this Agreement.

6.2.

Notwithstanding any other provision of this Agreement, if MASERGY cancels or terminates Service due to a Default of Customer, such cancellation or termination shall apply to an individual Service Order Form or the Agreement in its entirety, in MASERGY’s sole discretion.

6.3.

MASERGY reserves the right to immediately suspend or terminate Service in the event of any governmental prohibition or required alteration of the Service, or in any existing or anticipated emergency circumstance where injury to people or damage to property is reasonably possible, if MASERGY determines, in good faith, that no other commercially reasonable actions will adequately protect such people or property.

6.4.

Customer may cancel or terminate this Agreement without payment of any liquidated damages charges or other termination charge of any kind or amount due to a Default of MASERGY as described in Section 6.1 above if such Default continues for more than thirty (30) days after Customer’s written notice, as per the notice provisions of Section 15, to MASERGY.

6.5.

If Service provided pursuant to any Service Order Form is canceled or terminated before expiration of the Initial Term of such Service Order Form, or any Extension Term thereof: (a) by the Customer for any reason other than for a Default under this Agreement by MASERGY; or (b) by MASERGY due to a Default by Customer of this Agreement, Customer agrees to pay MASERGY the following sums, which shall become due and owing as of the effective date of cancellation or termination and be payable within thirty days thereafter: (i) all unpaid Non-Recurring Charges specified in any Service Order Form; (ii) all unpaid Recurring Charges for Services pursuant to any Service Order Form provided before the date of termination; (iii) one hundred percent (100%) of all Recurring Charges for canceled or terminated Services specified in any Service Order Form for the balance of the then current Term of the Service Order Form; and (iv) all fees related to the canceled or terminated Services that MASERGY is charged by any and all third parties that MASERGY is unable to avoid after using commercially reasonable efforts, including without limitation, all termination charges due to any and all third party service providers; provided, however, that such third party fees will not be separately charged if they are included in fees paid pursuant to subsection (iii) of this Section 6.5. The Parties agree that this paragraph constitutes liquidated damages (and not a penalty), and further agree that this paragraph sets forth the Party’s mutual agreement on a reasonable estimate of MASERGY’s actual damages in the event of an early cancellation or termination by Customer, which damages would otherwise be difficult or impossible to ascertain.

6.5.1.

Customer will provide written notification of Service termination to MASERGY (i.e., electronic mail to disconnect@masergy.com, or by letter as per the notice provisions of Section 15). Customer acknowledges that third party carriers or service providers may not immediately terminate services upon receipt of a notice of termination from MASERGY. Customer shall be responsible for early termination charges as set forth in Section 6.5 and the applicable Service Monthly Recurring Charges (MRC) up to the later of: a) thirty (30) days past the date such written notice was received by the MASERGY disconnect department; or b) the termination date provided by Customer for the applicable Services.

7.	Warranties and Limitation of Liability.

7.1.

In the event of a Service failure or interruption, Customer’s sole and exclusive remedy shall be limited to credits granted by MASERGY for the actual period such Service was unavailable pursuant to the SLAs, with such credits being offset against accumulated unpaid charges billed to Customer as of the time the credit is granted. Any net remaining credit will be offset against unpaid charges within the next two complete billing cycles after the credit is granted. Following the termination of this Agreement, all remaining credit will be paid to Customer. MASERGY’s cumulative liability under this Agreement shall in no event exceed the amounts actually paid to MASERGY by Customer for the Service giving rise to the claim. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THERE ARE NO WARRANTIES OR REPRESENTATIONS MADE UNDER THIS AGREEMENT WITH RESPECT TO THE SERVICES OR OTHERWISE, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATIONS UNDER SECTIONS 6.5, 11, AND 13.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, WHETHER FOR BREACH OF CONTRACT OR TORT, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, COSTS, EXPENSES, OR LIABILITY (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES, COSTS, EXPENSES OR LIABILITY THAT ARE INCURRED BY A PARTY DUE TO LOST DATA, LATENCY, LOSS OF CONNECTIVITY, LOST REVENUES, LOST PROFITS, LOST CUSTOMERS, LOSS OF GOODWILL, REPLACEMENT COSTS, OR LOSS OF ACCESS TO THE SERVICES).

8.	Service Exclusions and Limitation of Liability.

8.1.

MASERGY’s inControl Voice Service provides Customer with the ability to transport voice traffic from their Customer Premises across the MASERGY network for termination either to other MASERGY’s Customer locations (“On-net”), or to the public switched telephone network (PSTN) (“Off-net”). MASERGY is an Enhanced Service Provider, and not a certificated carrier. MASERGY will use certificated carriers connected to the PSTN to complete Off-net calls pursuant to the MASERGY inControl Voice Service product offering. Traffic delivered by Customer in a format not supported by MASERGY will be blocked and will not be delivered by MASERGY. Therefore, MASERGY will not accept calls seeking operator service, directory assistance or public safety answering point (PSAP). Examples of types of calls that are not supported on the MASERGY network, including but not limited to: 911, 311, 411, 900, 976, 800 and 700 calls, and Premium Rated Calls (including but not limited to calls to numbers that provide information and/or entertainment over the telephone). In addition, MASERGY does not participate in The North American Numbering Plan (NANP), therefore does not assign telephone numbers.

8.2.	Limitation of Liability for Service Exclusions

8.2.1.

MASERGY SHALL NOT COMPLETE OR INCUR ANY LIABILITY, DIRECT OR INDIRECT WITH RESPECT TO THE ROUTING OR COMPLETION OF CALLS BY MASERGY TO PUBLIC SAFETY ANSWERING POINTS (PSAPS) OR MUNICIPAL EMERGENCY SERVICE PROVIDERS OR TO ANY PERSON WHO DIALS OR ATTEMPTS TO DIAL THE DIGITS “9-1-1” OR “X-1-1” OR TO ANY OTHER PERSON WHO MAY BE AFFECTED BY THE DIALING OF THE DIGITS “X-1-1.”

8.2.2.

MASERGY shall not complete or incur any liability, direct or indirect with respect to the routing or completion of calls by MASERGY to operator services, directory assistance or public safety answering point (PSAP) platforms.

9.	Assignment and Successors in Interest.

9.1.

Neither Party may assign this Agreement without the written consent of the other Party (which consent shall not be unreasonably withheld or unduly delayed), except that either Party may assign this Agreement and have its rights and obligations assumed hereunder: (a) to any affiliate of said Party; (b) pursuant to any sale or transfer of the majority of the stock or controlling interest of such Party; (c) pursuant to any sale or transfer of substantially all of the assets of said Party related to this Agreement; or, (d) pursuant to any merger, restructuring or reorganization. As used in this Section 9.1, “affiliate” shall mean any person or entity which controls, is controlled by, or is under common control with another (with “control” meaning ownership of 50% or more of the voting control of any person or entity).

9.2.	The terms, covenants and conditions contained in this Agreement shall bind and inure to the benefit of the Parties and their respective administrators, successors and assigns.

10.	Regulatory Compliance.

10.1.

All Services are provided subject to applicable laws and regulations in any country where the Service is provided, and each Party is responsible for complying with all laws and regulations pertaining to the provision and/or use of the Services, including, without limitation, the Communications Act of 1934, as amended, and the policies, rules and regulations of the FCC, as well as any other governing regulatory or governmental body in the U.S. or any country where Service is provided. If any applicable present or future regulation or law requires a modification or waiver of any term of the Agreement or a Service Order, the Parties will promptly and in good faith undertake the actions required by such regulation or law. None of the foregoing shall be deemed to be a warranty of noninfringement of intellectual property rights by MASERGY nor shall any such infringement constitute a Default under this Agreement.

10.2.

In the event that any modification materially increases the cost of service provided under this Agreement, Customer may terminate the affected Service by written notice sent to MASERGY within forty-five (45) days of the effective date of such change, without liability under Section 6.5.

11.	Indemnity.

11.1.

Customer shall: (i) indemnify and hold harmless MASERGY, its principals, officers, directors, agents, and employees (the “Masergy Indemnified Parties”) from and against any liability, loss, cost, damage or expense incurred by the Masergy Indemnified Parties that arises from any Customer Negligence; and (ii) either defend the Masergy Indemnified Parties against, or pay their reasonable attorney’s fees and court costs incurred in defending against, any third party or government claims or actions arising from any Customer Negligence. Customer Negligence shall mean the negligence or intentional misconduct of Customer or Customer’s principals, officers, directors, agents or employees.

11.2.

MASERGY shall: (i) indemnify and hold harmless Customer, its principals, officers, directors, agents, and employees (the “Customer Indemnified Parties”) from and against any liability, loss, cost, damage or expense incurred by the Customer Indemnified Parties that arises from any MASERGY Negligence; and (ii) either defend the Customer Indemnified Parties against, or pay their reasonable attorney’s fees and court costs incurred in defending against, any third party or government claims or actions arising from any MASERGY Negligence. MASERGY Negligence shall mean the negligence or intentional misconduct of MASERGY or MASERGY’s principals, officers, directors, agents or employees.

11.3.

Customer shall indemnify, defend and hold Masergy Indemnified Parties harmless from and against any loss, cost, damage or expense (including, but not limited to, reasonable attorneys’ fees and court costs) arising from the use or misuse of the Services by Customer or an end user given access to the Services by Customer, including but not limited to: (a) a violation of the AUP; (b) a failure to pay taxes or fees arising from the use of the Services by Customer or such end user; or (c) the use of the Services to transmit, distribute or store material in violation of a law or regulation, including material protected by patent, copyright, trademark, or other intellectual property right without authorization of the owner, or material that is obscene defamatory, constitutes an illegal threat or harassment, or violates export control laws.

11.4.

Neither Party shall have any indemnification obligation hereunder unless such Party receives the reasonable cooperation and assistance of the other Party in connection with any suit or claim indemnified hereunder, such Party controls any settlement of any suit or claim indemnified by such Party hereunder, prior written approval is obtained from such indemnifying Party prior to any settlement by the other Party, and such indemnifying Party is promptly informed of any third party claim indemnified hereunder.

12.

Import and Export Restrictions. The Parties acknowledge that the Service and certain equipment, software and technical data to be provided hereunder may be subject to import, export and re-export controls under the U.S. Export Administration Regulations and certain regulations under the Office of Foreign Assets Control of the Department of Commerce and regulations of other countries. Neither Party shall export or re-export any Services, equipment, software or technical data, or undertake any transaction in violation of any such export and import laws and each Party shall be responsible for its compliance with all such laws.

13.	Miscellaneous.

13.1.	Severability. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remainder of this Agreement shall nevertheless remain unimpaired and in effect.

13.2.

Relationship of the Parties. No license, joint venture or partnership, express or implied, is granted by MASERGY pursuant to this Agreement. Neither Party may use the other’s name, trademarks, trade names or other proprietary identifying symbols without the prior written approval of the other Party.

13.3.

Confidentiality. Each Party agrees to maintain in strict confidence all plans, designs, drawings, trade secrets and other proprietary information of the other Party (the Services shall be deemed proprietary information of MASERGY) that are disclosed pursuant to this Agreement and shall not use any such information or materials for any purpose other than in connection with the exercise of its rights and obligations under this Agreement. No obligation of confidentiality shall apply to disclosed information that the recipient: (a) already possessed without obligation of confidentiality; (b) develops independently; (c) rightfully receives without obligation or confidentiality from a third party; or (d) becomes publicly known or available. Notwithstanding this Section 13.3, either Party may disclose information of the other Party to a government authority pursuant to a judicial, legislative, or regulatory subpoena, order, or proceeding. In the event of any conflict, inconsistency, or incongruity between the provisions of this Section 13.3 and any separate confidentiality or non-disclosure agreement between the Parties, the provisions of the separate agreement shall in all respects govern and control.

13.4.

Force Majeure. Neither Party shall be liable for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an event of Force Majeure, including but not limited to fire, flood, explosion, accident, war, strike, embargo, governmental requirement, civil or military authority, Act of God, acts or omissions of common carrier, warehouseman, vendors or suppliers, including but not limited to providers of telecommunications services, or any other cause beyond its reasonable control. A failure to pay money by either Party shall not be excused under this provision for a period longer than five (5) days. Any such delay or failure shall suspend the Agreement until the Force Majeure condition ceases, and the Term shall be extended by the length of the suspension.

13.5.

No Waiver. The failure by either Party to take action to enforce compliance with any of the terms or conditions of this Agreement, or to give notice of any breach, shall not constitute a waiver or relinquishment of such right.

14.

Choice of Laws. This Agreement shall be governed by the laws of the State of Texas without regard to its choice of law provisions. In any action between the Parties to enforce any material provision of this Agreement, the prevailing Party shall be entitled to recover its legal fees and court costs from the non-prevailing Party in addition to whatever other relief a court may award.

15.

Notices. Notices required pursuant to this Agreement shall be in writing, transmitted to the applicable Party’s respective address, and will be considered given when (a) delivered and signed for by the recipient if sent by certified or registered U.S. Mail, return receipt requested; or, (b) signed for by the recipient if sent by overnight courier service. Notices to MASERGY must be addressed to Masergy Communications, Inc., 2740 North Dallas Parkway, Suite 260, Plano, Texas 75093 Attn: Contract Administration. Notices to Customer must be addressed to the Customer as set forth on the first page of this Agreement.

16.

Non-Exclusivity. The Parties respective obligations under this Agreement are non-exclusive and nothing herein is intended to restrict Customer as to the purchase, resale or use of any other company’s services, even if such services are similar to services provided by MASERGY hereunder. Nothing herein is intended to limit MASERGY’s right to offer its services to other customers or end users, even if such customers compete with Customer. Nothing herein is intended to restrict Customer and MASERGY from competing with each other. Nothing herein is intended to restrict solicitation by MASERGY or Customer of any specific or prospective end user customers or restrict solicitation of any general categories of prospective or existing end user customers.

17.	Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

In Witness whereof, each of the Parties has caused this Master Service Agreement to be executed by its duly authorized representative on the date entered below.

Masergy Communications, Inc.:	Customer:

Signature:	Signature:

Name (Print):	Name (Print):

Title:	Title: